UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

PACIRA BIOSCIENCES, INC.
(Name of Registrant as Specified In Its Charter)

DOMA PERPETUAL CAPITAL MANAGEMENT LLC DOMA PERPETUAL LO EQUITY MAASTER FUND LP DOMA PERPETUAL PARTNERS GP LLC PEDRO ESCUDERO
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

DOMA Perpetual Capital Management LLC, a Delaware limited liability company, together with the other participants named herein (collectively, “DOMA”), intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2024 annual meeting of stockholders (the “Annual Meeting”) of Pacira BioSciences, Inc., a Delaware corporation (the “Company”).

On December 11, 2024, DOMA issued the following press release:

DOMA Perpetual Capital Management Announces Intent to Nominate Four Highly Qualified, Independent Director Candidates at 2025 Annual Meeting of Pacira BioSciences, Inc.

Expresses Conviction in Pacira’s IP and Belief that Shares are Significantly Undervalued

Urges Pacira to Immediately Commence Stock Tender Offer with Cash on Hand

MIAMI, FLORIDA – December 11, 2024 – DOMA Perpetual Capital Management LLC (together with its affiliates, “DOMA”), which beneficially owns approximately 4.14% of the outstanding shares of Common Stock of Pacira BioSciences, Inc. (NASDAQ: PCRX) (“Pacira” or the “Company”), today announced that it intends to nominate four highly-qualified, independent director candidates at the Company’s 2025 annual meeting of stockholders, and stated that it has hired Olshan Frome Wolosky LLP as counsel to represent it in its dealings with the Company. DOMA further stated that it believes strongly in the value of the Company’s intellectual property and that the Company’s stock is grossly undervalued and urged the Company to immediately commence a stock tender offer for 10 million shares using its substantial cash on hand, and then execute its already-approved $150 million buyback program using the Company’s healthy and growing free cash flow.

About DOMA Perpetual Capital Management LLC:

DOMA Perpetual Capital Management LLC is an asset management firm based in Miami, Florida. DOMA Perpetual strives to achieve great investment results by identifying attractive, uncorrelated companies with sustainable competitive advantages, while limiting exposure to downside risks. It employs an opportunistic, fundamentals-based strategy that invests in companies across a variety of sectors and market caps throughout the globe.

Contact:

DOMA Perpetual Capital Management LLC

ir@domaperpetual.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

DOMA Perpetual Capital Management LLC, a Delaware limited liability company (“DOMA”), together with the other participants named herein, intend to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2025 annual meeting of stockholders of Pacira BioSciences, Inc., a Delaware corporation (the “Company”).

DOMA STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be DOMA, DOMA Perpetual LO Equity Master Fund LP, an exempted limited partnership organized under the laws of the Cayman Islands (“DOMA LO Master”), DOMA Perpetual Partners GP LLC, a Delaware limited liability company (“DOMA GP”), Pedro Escudero and the individuals to be nominated by DOMA as director candidates at the Company, who have not yet been identified.

As of the date hereof, DOMA LO Master directly beneficially owns 1,747,849 shares of Common Stock, par value $0.001 par value per share, of the Company (the “Common Stock”). As of the date hereof, Mr. Escudero directly beneficially owns 159,000 shares of Common Stock. As Investment Manager of DOMA LO Master, DOMA may be deemed to beneficially own the 1,747,849 shares of Common Stock beneficially owned by DOMA LO Master. As general partner of DOMA LO Master, DOMA GP may be deemed to beneficially own the 1,747,849 shares of Common Stock beneficially owned by DOMA LO Master. As Founder and Chief Investment Officer of DOMA and Managing Member of DOMA GP, Mr. Escudero may be deemed to beneficially own the 1,747,849 shares of Common Stock beneficially owned by DOMA and DOMA GP.